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Alaska Air Group, Inc.                                                                          EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

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                                                       Three Months Ended          Nine Months Ended
                                                                   September 30,             September 30,

                                                              1997         1996         1997          1996

PRIMARY -
 Net income                                                $42,200      $32,816      $57,300       $43,611


Average number of shares outstanding                        14,671       14,467       14,580        14,165
Assumed exercise of stock options reduced
 by the number of shares purchased with
 the proceeds from exercise of such options                    128           121         123           110

 Average shares as adjusted                                 14,799       14,588       14,703        14,275


 Primary earnings per common share                           $2.85        $2.25        $3.90         $3.06


FULLY DILUTED -
 Net income                                                $42,200      $32,816      $57,300       $43,611
 After tax interest on convertible debt                      1,910        2,038        5,667         6,070

 Income applicable to common shares                        $44,110      $34,854      $62,967       $49,681


 Average number of shares outstanding                       14,671       14,467       14,580        14,165
 Assumed exercise of stock options                             217          121          302           110
 Assumed conversion of 6.5% debentures                       6,151        6,151        6,151         6,151
 Assumed conversion of 7.75% debentures                          0          381            0           381
 Assumed conversion of 6.875% debentures                     1,608        1,608        1,608         1,608

 Average shares as adjusted                                 22,647       22,728       22,641        22,415


 Fully diluted earnings per common share                     $1.95        $1.53        $2.78         $2.22


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